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                                                                    EXHIBIT 23.4

                         INDEPENDENT AUDITORS' CONSENT

To the Board of Directors of Sigma Coatings B.V.:

We consent to the incorporation by reference in this Registration Statement of PetroFina S.A. on Form S-8 (File No. 333-61145) of our report dated March 22, 1999, appearing in the Annual Report on Form 20-F of PetroFina S.A. for the year ended December 31, 1998, relating to the balance sheets of Sigma Coatings B.V. as of December 31, 1998, 1997 and 1996 and the related statements of income for each of the years in the three year period ended December 31, 1998.

/s/ KPMG Accountants NV

KPMG Accountants NV
The Hague, the Netherlands
April 27, 1999